FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal First Quarter 2024 Financial Results
Domestic Restaurant AUV Exceeds $1.9 Million Driven by 21.6% Domestic Same Store Sales Growth
Delivers 14.2% Unit Growth

Dallas, May 1, 2024 - (PR NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced financial results for the fiscal first quarter ended March 30, 2024.

Highlights for the fiscal first quarter 2024 compared to the fiscal first quarter 2023:

▪System-wide sales increased 36.8% to $1.1 billion
▪65 net new openings in the fiscal first quarter 2024
▪Domestic same store sales increased 21.6%
▪Domestic restaurant AUV increased to $1.9 million
▪Digital sales increased to 68.3% of system-wide sales
▪Total revenue increased 34.1% to $145.8 million
▪Net income increased 83.5% to $28.7 million, or $0.98 per diluted share
▪Adjusted net income and adjusted earnings per diluted share, both non-GAAP measures, increased 61.8% to $28.7 million, or $0.98 per diluted share
▪Adjusted EBITDA, a non-GAAP measure, increased 45.3% to $50.3 million

Adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") are set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“Our fiscal first quarter 2024 showcased the momentum behind the Wingstop brand and the continued strength of our strategies, delivering 21.6% domestic same-store sales growth driven almost entirely by transaction growth,” said Michael Skipworth, President & Chief Executive Officer. “Our domestic AUV exceeded $1.9 million, further strengthening best-in-class returns for our brand partners and is strengthening our development pipeline, which gives us confidence in our ability to scale Wingstop into a Top 10 Global Restaurant Brand.”

Key operating metrics for the fiscal first quarter 2024 compared to the fiscal first quarter 2023:

	Thirteen Weeks Ended
	March 30, 2024	April 1, 2023
Number of system-wide restaurants open at end of period	2,279	1,996
Number of domestic franchise restaurants open at end of period	1,924	1,710
Number of international franchise restaurants open at end of period (1)	305	243
System-wide sales (in millions)	$1,124	$822
Domestic AUV (in thousands)	$1,918	$1,662
Domestic same store sales growth	21.6%	20.1%
Company-owned domestic same store sales growth	6.2%	10.3%
Net income (in thousands)	$28,747	$15,669
Adjusted net income (in thousands)	$28,747	$17,771
Adjusted EBITDA (in thousands)	$50,263	$34,584

(1) Including U.S. territories.

Fiscal first quarter 2024 financial results

Total revenue for the fiscal first quarter 2024 increased to $145.8 million from $108.7 million in the fiscal first quarter last year. Royalty revenue, franchise fees and other increased $18.9 million, of which $9.4 million was due to domestic same store sales growth of 21.6%, and $7.2 million was due to net new franchise development. Advertising fees increased $12.7 million due to a 36.8% increase in system-wide sales in the fiscal first quarter 2024. Company-owned restaurant sales increased $5.5 million due to the addition of seven net new company-owned restaurants since the prior fiscal first quarter and 6.2% company-owned domestic same store sales growth driven primarily by an increase in transactions.
Cost of sales was $21.3 million compared to $16.7 million in the fiscal first quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales increased to 74.5% from 72.4% in the prior year comparable period. The increase as a percentage of company-owned restaurant sales was driven by food, beverage and packaging costs primarily resulting from an increase in the cost of bone-in chicken wings as compared to the prior fiscal first quarter. Our purchases in the prior fiscal first quarter were tied primarily to the spot market, which benefited from significant deflation in the cost of bone-in chicken wings.
Selling, general & administrative (“SG&A”) expense increased $1.5 million to $25.2 million from $23.6 million in the fiscal first quarter of the prior year. The increase in SG&A expense was driven by an increase in headcount-related expenses of $2.1 million to support the growth in our business, professional fees of $1.4 million associated with the Company’s strategic initiatives, and an increase in performance-based stock compensation expense of $0.5 million primarily related to the Company’s prior year performance. These increases were partially offset by $2.8 million in non-recurring consulting fees incurred in the prior fiscal first quarter.
Financial Outlook
Based on year-to-date results, the Company is providing updated guidance for 2024:
•Low double digit domestic same store sales growth;
•275 to 295 global net new units;
•SG&A expense of approximately $111 million; and
•Stock-based compensation expense of approximately $20 million.
Additionally, the Company is reiterating guidance for depreciation and amortization of between $18 - $19 million for 2024.

Restaurant Development
As of March 30, 2024, there were 2,279 Wingstop restaurants system-wide. This included 1,974 restaurants in the United States, of which 1,924 were franchised restaurants and 50 were company-owned, and 305 franchised restaurants were in international markets and U.S. territories. During the fiscal first quarter 2024, there were 65 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, on April 30, 2024, our board of directors approved a quarterly dividend payable to Wingstop stockholders of $0.22 per share of common stock, resulting in a total dividend of approximately $6.5 million. This dividend will be paid on June 7, 2024 to stockholders of record as of May 17, 2024.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our domestic company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Domestic same store sales reflects the change in year-over-year sales for the same store restaurant base. We define the same store restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures. We review same store sales for domestic company-owned restaurants as well as system-wide domestic restaurants. Domestic same store sales growth is driven by increases in transactions and average transaction size. Transaction size increases are driven by price increases or favorable mix shift from either an increase in items purchased or shifts into higher priced items.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees. This measure allows management to better assess changes in our royalty revenue, our overall store performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by new restaurant openings as well as increases in same store sales.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA), further adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, and related tax adjustments that management believes are not indicative of the Company’s core operating results or business outlook over the long-term.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal first quarter 2024 financial results at 10:00 AM Eastern Time. The conference call can be joined telephonically by dialing 1-877-259-5243 or 1-412-317-5176 (international) and asking for the Wingstop conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international), then entering the replay code 3920698. The replay will be available through Wednesday, May 8, 2024.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 2,250 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and a best-in-class technology platform, all while offering classic and boneless wings, tenders, and chicken sandwiches, cooked to order and hand sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2023, Wingstop’s system-wide sales increased 27.1% to approximately $3.5 billion, marking the 20th consecutive year of same store sales growth. With a vision of becoming a Top 10 Global Restaurant Brand, Wingstop’s system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 2,279 as of March 30, 2024.

A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand’s environmental, social and governance platform as Wingstop seeks to provide value to all guests.

In 2023, Wingstop earned its “Best Places to Work” certification. The Company landed on Entrepreneur Magazine’s “Fastest-Growing Franchises” list and ranked #16 on “Franchise 500.” Wingstop was listed on Technomic’s “Top 500 Chain Restaurant Report,” QSR Magazine’s “2023 QSR 50” and Franchise Time’s “40 Smartest-Growing Franchises.”

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter, Instagram, Facebook, and TikTok. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org. Unless specifically noted otherwise, references to our website addresses or the website addresses of third parties in this press release do not constitute incorporation by reference of the information contained on such website and should not be considered part of this release.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”)

concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “outlook,” “guidance,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “can,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2024 fiscal year outlook for domestic same store sales growth, global net new units, SG&A expense, stock-based compensation expense, and depreciation and amortization. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Maddie Lupori
Media@wingstop.com

Investor Contact
Kristen Thomas
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	March 30, 2024	December 30, 2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$108,305	$90,216
Restricted cash	11,444	11,444
Accounts receivable, net	13,643	12,408
Prepaid expenses and other current assets	3,774	4,948
Advertising fund assets, restricted	33,710	25,328
Total current assets	170,876	144,344
Property and equipment, net	99,345	91,292
Goodwill	67,708	67,708
Trademarks	32,700	32,700
Customer relationships, net	7,424	7,740
Other non-current assets	34,198	34,041
Total assets	$412,251	$377,825
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$6,444	$4,725
Other current liabilities	38,675	40,951
Advertising fund liabilities	33,710	25,328
Total current liabilities	78,829	71,004
Long-term debt, net	712,790	712,327
Deferred revenues, net of current	31,543	30,145
Deferred income tax liabilities, net	5,634	3,721
Other non-current liabilities	17,834	17,994
Total liabilities	846,630	835,191
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,369,978 and 29,337,920 shares issued and outstanding as of March 30, 2024 and December 30, 2023, respectively	294	293
Additional paid-in-capital	918	2,676
Retained deficit	(435,226)	(459,994)
Accumulated other comprehensive loss	(365)	(341)
Total stockholders' deficit	(434,379)	(457,366)
Total liabilities and stockholders' deficit	$412,251	$377,825

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 30, 2024	April 1, 2023
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$67,097	$48,188
Advertising fees	50,149	37,463
Company-owned restaurant sales	28,543	23,070
Total revenue	145,789	108,721
Costs and expenses:
Cost of sales (1)	21,271	16,695
Advertising expenses	53,192	39,643
Selling, general and administrative	25,178	23,645
Depreciation and amortization	3,410	2,989
Loss on disposal of assets	—	77
Total costs and expenses	103,051	83,049
Operating income	42,738	25,672
Interest expense, net	4,544	4,573
Other (income) expense	(303)	188
Income before income tax expense	38,497	20,911
Income tax expense	9,750	5,242
Net income	$28,747	$15,669

Earnings per share
Basic	$0.98	$0.52
Diluted	$0.98	$0.52

Weighted average shares outstanding
Basic	29,349	29,947
Diluted	29,478	30,031

Dividends per share	$0.22	$0.19

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, but excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	March 30, 2024		April 1, 2023
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$9,903	34.7%	$7,486	32.4%
Labor costs	6,675	23.4%	5,517	23.9%
Other restaurant operating expenses	5,410	19.0%	4,226	18.3%
Vendor rebates	(717)	(2.5)%	(534)	(2.3)%
Total cost of sales	$21,271	74.5%	$16,695	72.4%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	March 30, 2024	April 1, 2023
Domestic Franchised Activity
Beginning of period	1,877	1,678
Openings	47	32
Closures	—	—
Restaurants end of period	1,924	1,710

Domestic Company-Owned Activity
Beginning of period	49	43
Openings	1	—
Closures	—	—
Restaurants end of period	50	43

Total Domestic Restaurants	1,974	1,753

International Franchised Activity(1)
Beginning of period	288	238
Openings	17	8
Closures	—	(3)
Restaurants end of period	305	243

Total System-wide Restaurants	2,279	1,996

(1) Includes U.S. Territories.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	March 30, 2024	April 1, 2023
Net income	$28,747	$15,669
Interest expense, net	4,544	4,573
Income tax expense	9,750	5,242
Depreciation and amortization	3,410	2,989
EBITDA	$46,451	$28,473
Additional adjustments:
Consulting fees (a)	—	2,766
Stock-based compensation expense (b)	3,812	3,345
Adjusted EBITDA	$50,263	$34,584

(a) Represents non-recurring consulting fees that are not part of our ongoing operations and are incurred to execute discrete, project-based strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations. The costs incurred in the thirteen weeks ended April 1, 2023 include consulting fees relating to a comprehensive review of our long-term growth strategy for our domestic business to explore potential future initiatives, which review was completed in fiscal year 2023. Given the magnitude and scope of this strategic review initiative that is not expected to recur in the foreseeable future, the Company considers the incremental consulting fees incurred with respect to the initiative not reflective of the ongoing costs to operate its business.
(b)      Includes non-cash, stock-based compensation, net of forfeitures.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 30, 2024	April 1, 2023
Numerator:
Net income	$28,747	$15,669
Adjustments:
Consulting fees (a)	—	2,766
Tax effect of adjustments (b)	—	(664)
Adjusted net income	$28,747	$17,771

Denominator:
Weighted-average shares outstanding - diluted	29,478	30,031

Adjusted earnings per diluted share	$0.98	$0.59

(a) Represents non-recurring consulting fees that are not part of our ongoing operations and are incurred to execute discrete, project-based strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations. The costs incurred in the thirteen weeks ended April 1, 2023 include consulting fees relating to a comprehensive review of our long-term growth strategy for our domestic business to explore potential future initiatives, which review was completed in fiscal year 2023. Given the magnitude and scope of this strategic review initiative that is not expected to recur in the foreseeable future, the Company considers the incremental consulting fees incurred with respect to the initiative not reflective of the ongoing costs to operate its business.
(b) Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the thirteen weeks ended April 1, 2023, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.